Exhibit 10.9

Exclusive Distribution and Licensing Agreement

This is an Agreement, effective as of May 1, 2015 Between

RESDEVCO Ltd. P.O. Box 3338, Jerusalem 91033, Israel

As Licensor (hereinafter called “Licensor” or “RESDEVCO”)

and

LICENSEE

Star Night Technologies Ltd.

2 Hamanofim St,

P.O.Box 12909

Hertzelia

(hereinafter called “LICENSEE”)

Licensor and LICENSEE, each a “Party” and together are called: the “Parties”

WHEREAS

RESDEVCO owns and possesses certain valuable intellectual property, Licensed Technology, Patents, Know-how and formulations and information with regard to a Finished Product, all as defined in Appendices and is the sole owner of all rights interest and title in such Lincensed Technology and the Finished Product and its Patents, Knowhow formulations and information. RESDEVCO is entitled to license its Know-how.

WHEREAS

RESDEVCO agrees to license and authorize LICENSEE, to use and sell in the Territory, the Finished Product.

WHEREAS

LICENSEE wishes to sell the Finished Product in the Territory, all as defined in this Agreement and subject to its terms. All the Knowhow, information, formulation, drug Files, new developments or improvements, documentations, data, licenses, trade secrets, trade names, trademarks, in the Territory and outside the Territory relating to the Finished Product and the Finished Product are and will be the sole property of RESDEVCO.

Now therefore the Parties hereto agree as follows:

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The introduction to this Agreement is an inseparable part of this Agreement.

Definitions

“LICENSEE” shall also include any Affiliate and any Distributor and any sub Licensee (if granted).

“Affiliate” shall mean with respect to any party hereto, any person, organization or entity directly or indirectly controlling, controlled by or under common control with, such party. For purposes of this definition only, “control” of another person, organization or entity shall mean the ability, directly or indirectly, to direct the activities of the relevant entity, and shall include, without limitation (i) ownership or direct control of fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) direct or indirect possession, of the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the organization or other entity.

“Know-how” shall mean any, information, data, process, method, know-how, technology, formulae, drug file, trade secrets, technical data, preclinical and clinical data, toxicological and pharmacological data, scientific data, and any other information or results owned, controlled, possessed by or in the possession of RESDEVCO relating to, or useful in connection with the make, use, or sale of the Finished Product, as well as any improvements or modifications to the Know-how, developed by, or by any third party for, RESDEVCO, before commencement of the Agreement, during the life of the Agreement and any, improvement or modification made by LICENSEE during the Agreement period.

“Finished Product” shall mean the “Product” and future modifications, improvements and new indications, that has undergone all manufacturing, production, processing, packaging and labeling operations, is in its final presentation form ready for sale to the final customer (end user) in the Territory, with regulatory approval as a Drug or Monograph registered product.

Product shall mean Conheal® -3x2x5=30 unit dose in a box with insert. (LO2A) as defined in Appendix A

“Intellectual Property” means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (i) rights associated with works of authorship, including but not limited to copyrights, moral rights, and mask-works, (ii) trademark and trade name rights and similar rights, (iii) algorithms, designs, drawings, formula, know-how, ideas, inventions, plans, processes, software, techniques, tools, and other technology, know-how, trade secret rights, models, designs or technical information, and applications therefore, and all other technical or commercial information, data and documents of any kind whatsoever, (iv) patents, patent applications and other industrial property rights, (v) all other intellectual and industrial property and proprietary rights (of every kind and nature and however designated), whether arising by operation of law, contract, license or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including without limitation rights in any of the foregoing).

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“Licensed Know-how” shall mean all Know-how owned, controlled, possessed by or in the possession of RESDEVCO relating to, or useful in connection with the make, use, or sale of the Finished Product.

“Licensed Patent” shall mean US 8,912,166 B2, which was obtained in 2014 regarding the claim of the treatment of conjunctivochalasis.

“ Licensed Technology” shall mean the Licensed Patent and the Licensed Know-how and licensed Intellectual Property.

“Net Sales Deductions” shall mean the following deductions to be made on each US$0.60 (60 cents) royalty payment of a Finished Product returned:

Recalls, rejections defective merchandise of Finished Products previously sold;

“Territory” shall mean the U.S.A.

“RESDEVCO License” shall mean the right given by RESDEVCO to LICENSEE, to purchase the Finished Product from the Manufacturer and obtain marketing approval for the Finished Product in the Field of Use in the Territory, and for the sale of the Finished Product in the Territory, within the Field of Use, and to further develop the Finished Product within the Field of Use. The term of the License Agreement shall continue until the Agreement is terminated.

“Field of Use” shall mean non-cosmetic human and veterinary eye problems.

“Sublicense” shall mean any right granted, license given, or agreement entered into, by LICENSEE to or with any person, permitting any use of the Licensed Technology in the Territory with prior written agreement from the Licensor.

“Trademark/trade name” shall mean Conheal® (attached in Appendix B), or any other trademark/trade name mutually agreed upon in advance between the Parties. Any Trademark is to be solely owned by RESDEVCO.

“Manufacturer” shall mean PharmaStulln Germany or such other manufacturer as LICENSEE elects to engage to manufacture the Finished Product as defined in Appendix C and approved by RESDEVCO. (see also 5.3)

“Distributor” shall mean an independent agent who has a contract to transport or buy and sell the Finished Product of the Manufacturer. The Distributor cannot represent him- or herself as the Manufacturer but may display the Manufacturer’s trade name in signage and in the sales situation

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Article 1

1.1)	Subject to the terms and conditions of this Agreement, LICENSEE hereby agrees and therefore has the right to purchase the Finished Product from the Manufacturer and to import and sell it and to carry out legal clinical studies in the Field of Use, in the Territory. LICENSEE declares that he carried out due diligence study.

1.2)	Licensor hereby grants to LICENSEE an exclusive (including as to Licensor itself), royalty-bearing, license in the Territory (the “RESDEVCO License”) under Licensor’s rights in the Licensed Technology to develop products in the Field of Use, and to find a mutually agreed upon manufacturer, purchase use, market, distribute, and sell Finished Products in the Territory and/or provide services relating thereto, all in the Field of Use.

LICENSEE will do its utmost to reach. a bona fide agreement with the Manufacturer, PharmaStulln Germany within 6 months of the signing of this Agreement, and in case such agreement is not obtained, LICENSEE and Licensor will mutually seek alternative manufacturer. LICENSEE will do its best to obtain registration and Market License from FDA, all at LICENSEE’s expense for the Finished Product in the Territory by no later than the date that is two (2) years from the date of this Agreement, and to commence the commercialization of the Finished Product in the Territory within three (3) months of obtaining such marketing approval.

LICENSEE shall promptly inform RESDEVCO in writing upon receipt of marketing approval for the Finished Product in the Territory.

LICENSEE shall ensure that their employees, agents, contractors and Distributors perform LICENSEE’S obligations hereunder in compliance with all local, state and federal laws and regulations applicable in the Territory. LICENSEE shall be responsible for obtaining and maintaining all import and other approvals necessary for the importation of the Finished Product into the Territory and its storage and distribution therein.

1.3)	LICENSEE shall store, handle, distribute and transport the Finished Products in accordance with the applicable regulatory requirements as well as good storage and distribution practices as in force from time to time and in such manner that the quality of the Finished Products is not placed at risk while they are under the control of LICENSEE and so that they do not reach the hands of an unauthorized person.

1.4)	LICENSEE shall not remove or distort any patent or other markings from the Finished Product, nor shall it permit any other person or entity to do se.

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Article 2

2.1) Without derogating from LICENSEE’s obligations specified in Section 1.1 above, RESDEVCO will fully cooperate with LICENSEE, and will upon the first request of LICENSEE, promptly supply any documentation pertaining to registration of Finished Product in RESDEVCO’s possession to LICENSEE or to any applicable regulatory authority as may be requested by LICENSEE.

2.2) Subject to the conditions set forth hereinbelow, each of RESDEVCO, its authorized nominee, the FDA and other applicable regulatory bodies in the Territory, is entitled to inspect LICENSEE’s and its Affiliates and sub-Licensees facilities during regular business hours and upon prior notice to LICENSEE, including without limitation to check compliance by LICENSEE with FDA guidelines or any other relevant regulatory requirements.

In the event that LICENSEE receives notice of an inspection of its facility used in the storage or marketing of Finished Products by any applicable regulatory authority in the Territory, LICENSEE shall notify RESDEVCO promptly upon receiving such notice, and shall supply RESDEVCO with copies and information related to the inspection. RESDEVCO may send representatives to be present at any portion of such inspection relating to the Finished Products. All inquires by any regulatory authority related to the Finished Products shall be discussed, and responses to such inquires shall be coordinated in advance between LICENSEE and RESDEVCO.

2.3) Each of RESDEVCO, its nominee, the FDA and other regulatory bodies shall at any time have access to the LICENSEE’s and its Affiliates and sub-Licensees facilities and documentation regarding the Finished Product daring the term of this Agreement and for a period of seven (7) years after its termination or expiry. The Parties shall cooperate in such matters.

The Parties shall send each other copies of all documentation that each such Party has in its respective possession regarding the Finished Product, in order to submit such documentation to any applicable regulatory authority.

2.4) RESDEVCO or its nominee assume no responsibility whatsoever and will not he responsible or liable for LICENSEE, or its Manufacturer, or its Distributorsor its sub-license’s non adherence or non-compliance with the aforementioned or with any law, rule, ordinances, regulations, provisions, directives, guidelines, whether obligatory or not whether FDA, Federal, Local or other.

Article 3

Non-observance or Specifications regarding the Finished Product

3.1) if for any reason during the term of this Agreement LICENSEE is unable to guarantee compliance with FDA guidelines or any other relevant regulatory requirements with regard to the Finished Product, LICENSEE shall immediately inform the Manufacturer and RESDEVCO thereof. LICENSEE shall use its best efforts to prevent any damages to RESDEVCO or any person or entity on behalf of RESDEVCO and/or the Manufacturer.

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Article 3.1

Representations and Warrantees

3.1 Each of the Parties represents to the other that:

i.         it has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party. This Agreement constitute the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

ii.        Appendix El and E2 declare that the person signing this Agreement is authorized to sign in the name of the Company

iii.       The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby does not (i) require the consent, of any person, With regard to Licensor, to its knowledge, without performing any inquiry, It has the right to grant the License granted under this Agreement lice and clear of any third party rights or claims.

iv.       With regard to Licensor, to its knowledge, without performing any inquiry, It has sole and exclusive ownership of and good, absolute, and marketable title to the Licensed Patent in the Territory. To its knowledge, without performing any inquiry, Licensor owns and has good and valid title and ownership of all Licensed Technology and all rights necessary to license the Licensed Technology.

v.       The Licensed Patent has been prosecuted in good faith, is not subject to any terminal disclaimer, and discloses patentable subject matter. Licensor has complied with its duty of candor and disclosure to all registration offices with respect to the Licensed Patent and have made no intentional misrepresentations in connection with the prosecution or maintenance of the Licensed Patent.

vi.       Up to the time of the signing of this Agreement, Licensor did not receive any written challenges to the Patent.

vii.

Article 4

Information

4.1) RESDEVCO and LICENSEE will ensure continuing exchange of information and experiences in all matters pertaining to the the Finished Product in the Territory. See also Appendix C.

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4.2) LICENSEE and RESDEVCO will inform each other promptly of the results or any clinical study and regarding all facts or problems of which LICENSEE or RESDEVCO becomes aware and which could jeopardize the Finished Product or its users or sales for any reason. For example but without limitation: scientific, legal, regulatory, commercial, economical, health (in particular side effects, adverse reactions), manufacturing, adhering to the manufacturing standards etc.

4.3) Unless required otherwise by law, LICENSEE will be solely responsible for the prompt reporting to the regulatory authorities and appropriate institutions in the ‘territory any of the problems or facts as detailed in paragraph 4.2 that he is aware of.

LICENSEE and RESDEVCO shall immediately inform each other and the Manufacturer of any health issues concerning the Finished Product or any legal or regulatory problems, issues, complaints, it becomes aware of as well as any reports or documents it receives from legal personals, authorities or appropriate institutions local or FDA or any other document that may be important to know its content, concerning the Finished Product its manufacturing, import, use, or sales.

The Parties shall, to the extent reasonably practicable, except in life threatening situations, consult with each other regarding any voluntary or involuntary recall with respect to the Finished Product in the Territory. In the event that RESDEVCO believes that one or more Finished Products should be recalled or withdrawn from distribution, then it shall immediately notify LICENSEE in writing. In such event the Parties shall consult with each other with respect to the necessity to trace back or recall any particular batch of the Finished Product, or to identify the customer or customers to whom the finished Product will have been delivered.

Unless required otherwise by law, LICENSEE shall be solely responsible and liable for performance of any recall from the market of the Finished Products (or any of them) in the Territory at any time (including without limitation the physical return of the Finished Products from the market) at its own expense.

All customer complaints regarding the Finished Product in the Territory will be directed to and handled by LICENSEE.

4.4) RESDEVCO will be the sole owner of any Know-how, drug file and documentation and information concerning the make, use or sell of the Finished Products. LICENSEE will, and will cause its personnel to, promptly and fully disclose all inventions, Know-how, drug files and documentation and information regarding the Finished Product to RESDEVCO in writing. LICENSEE, on behalf of itself and its personnel, hereby assigns (a) all of their respective right, title and interest in and to such inventions, Know-how, drug files and documentation and information regarding the Finished Product to RESDF.VCO, including all patents, copyrights and other intellectual property and proprietary rights; and (b) all rights of action and claims for damages and benefits arising due to past and present infringement of said rights. LICENSEE shall cooperate with and assist RESDEVCO to execute and shall cause its personnel to execute all documents reasonably necessary for RESDEVCO to secure, perfect, effectuate and preserve RESDEVCO’s ownership rights in and to the said inventions. LICENSEE may use the aforesaid inventions, Know-how, Drug Files and documentation and information regarding the Finished Product only for the purpose of this Agreement and for the benefit of R.ESDEVCO. Upon termination of this Agreement or upon RESDEVCO’s earlier demand the Know-how, Marketing License, Drug File, documentation and information, commercial rights, concerning the make, use and sales of the Finished Products shall all revert or he assigned immediately to RESDEVCO or a party designated by RESDEVCO and LICENSEE may not, from date of termination onward, make any use of them whatsoever.

4.5) Each Party will produce immediately to the other Party or to any authority or responsible body or entity hard copy or photo copy or digital copy, as requested, of any file, document, information data etc. concerning the make, use or sell of the Finished Product (officially signed if requested).

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Article 5

Finished Product Supply

5. 1) RESDEVCO will not be in any way whatsoever responsible and liable for anything in connection with the manufacturing and supply or import the use and sell of the Finished Product.

5.2) LICENSEE or RESDEVCO shall not be liable for non-fulfillment of PharmaStulln or any other manufacturer’s obligations or for any failure of supply. Such occurrence shall immediately be notified to the other party. During the time of lack of supply that is not due to LICENSEE’s actions or omissions, the payment of LICENSEE to RESDEVCO is suspended proportionally between the suspended period and to the guaranteed minimum royalty payment period described in 7.3, but for no more than 6 months. In order to remove any doubt article 9.1 (force majeure) shall supersede this clause.

5.3) LICENSEE shall promptly send RESDEVCO a copy of each manufacturing order sent to the Manufacturer.

Article 6

Exclusivity and bearing of costs

6.1) Exclusivity for LICENSEE will be maintained in the Territory as long as this Agreement is not terminated.

6.2) RESDEVCO shall not be required to bear any of the costs or expenses of or damages to, LICENSEE before, during the term of or after the termination of this Agreement, unless the parties have agreed specifically otherwise in advance and in writing.

Article 7

Royalties and License Fees

7.1) In consideration of the rights wanted under this Agreement LICENSEE shall pay to RESDEVCO $0.60 U.S. dollars (60 cents) royalty payments on each unit/box of the Finished Product and/or any other product making use of the Licensed Technology actually sold in the Territory less the Net Sales Deductions, together with the yearly minimum royalty payment (set forth below). Payments will be made at the end of each half-year of any calendar year. All royalty payments are non-creditable and nonrefundable and are due on an annual basis, not transferable to another year. The royalty payment per box/unit and guaranteed yearly minimum royalty payment commences on the earlier to occur of (i) January I, 2018 or (ii) January 1 of the year following the year in which any type of marketing approval is obtained for the Finished Product in the Territory.

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7.2

In addition to the royalty per box/unit and guaranteed yearly minimum royalty payment LICENSEE will also pay RESDEVCO the following amounts of advance royalty payments until any type of marketing approval is obtained for the Finished Product in the Territory as per 7.1:

At the time of the signing of this Agreement an upfront nondeductible and nonrefundable payment of 100,000 US dollars (one hundred thousand US dollars) is payable for the year 2015.

On January 1, 2016 - an advance nondeductible and nonrefundable payment of 150,000 US dollars (one hundred and fifty thousand US dollars) is to be paid by the LICENSEE.

On January 1, 2017 - an additional advance nondeductible and nonrefundable payment of 150,000 (one hundred and fifty thousand US dollars) if a market license for the Finished Product in the Territory was not obtained by such time should be paid by the LICENSEE.

On January 1, 2018 and in every January thereafter - the guaranteed minimum yearly royalty is payable, regardless whether any type of market license was obtained or not.

7.3) The calculation of the guaranteed minimum yearly royalty is such: the total population in USA, for now, is 317 million (US population) x 2500 (units/box per million) = 792.500 units/boxes which in royalty equals to the payment of $475,500 US dollars (four hundred and seventy five thousand US dollars) (792,500 units/boxes X 0.60 US dollars = 475,000 US dollars) therefore the minimum guaranteed yearly royalty payment is 475,000 US dollars (four hundred and seventy five thousand US dollars) deductible from the total royalty per box/unit due and paid to RESDEVCO in the same calendar year and is not transferable to another year. Payment of the guaranteed yearly minimum royalty will be made to RESDEVCO in January each year in one installment.

Replacement of defected merchandise shall not constitute necessity to pay royalty for the same actual sale.

7.4) LICENSEE shall at all times keep true and accurate records for the purpose of calculating royalties payable to RESDEVCO and shall permit RESDEVCO or its authorized representative, at RESDEVCO’s expense, to inspect such records and take copies thereof upon reasonable advance notice. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%) in any calendar year, LICENSEE shall bear the full cost of such audit.

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7.5) Payments due by LICENSEE to RESDEVCO shall be net amounts free of deductions for bank charges, and if any, free of any withholding taxes and shall be paid to the account designated from time to time by RESDEVCO. All amounts referred to in this Agreement arc exclusive of Value Added Tax, which shall be added to all amounts due, as applicable.

7.6) No later than 30 (thirty) days after the end of each calendar half year during which the Finished Product was sold in the Territory LICENSEE shall pay to RESDEVCO the royalty payment due in $[1S dollars on the sales of Finished Product in the Territory for the previous calendar half year. Upon termination of the Agreement, LICENSEE shall promptly make the royalty payment for any sales of the Finished Product during the Agreement Period or after for which payment has not yet been made.

7.7) Together with each calendar half year royalty payment, LICENSEE shall submit to RESDEVCO a signed written statement of account showing its computation of royalties due under this Agreement for such half year. LICENSEE shall submit to RESDEVCO within 60 days, if requested so, a statement of account for the period requested certified by a certified public accountant containing all the particulars needed for RESDEVCO to calculate the royalties due. Following the request of RESDEVCO, LICENSEE shall within a reasonable time period, send a written report detailing marketing information such as the total amount of boxes sold per country of the Finished Product, marketing channels, Competing Products etc. and other relevant information that will enable RESDEVCO an understanding of the market in which the Finished Product is sold.

7.8) Payments due to RESDEVCO which were not actually received by RESDEVCO in due time shall hear interest as determined by bank Leumi for unauthorized withdrawals from a business account, without derogating from RESDEVCO’s other rights hereunder and at law. This arrangement is valid if Agreement was not terminated as per paragraph 12.2.

7.9) All and every payment is net, without withhold tax or any other type of tax and VAT shall be added as applicable.

7.10) The provisions in this Article arc material teems of this Agreement and the breach thereof constitutes a material breach of the Agreement.

Article 8

Confidentiality

8.1) LICENSEE warrants and undertakes that during the term of this Agreement and subsequent thereto, he shall maintain full and absolute confidentiality and also he liable for its employees and/or representatives and/or persons acting on its behalf maintaining absolute confidentiality of all confidential information, Know-how, data, process, method, formulation, drug file, details, incidents, revelations, which is in and/or comes to its knowledge and/or that of its employees, representatives, and/or any person acting on its behalf with respect to RESDEVCO, the manufacturer, the Finished Product. LICENSEE undertakes not to convey or disclose anything in connection with the aforesaid to any entity or person, without the prior explicit written consent of RESDEVCO. Notwithstanding the above, only the official and authorized departments or persons of LICENSEE will have access to the aforementioned confidential information. Governmental and regulatory authorities will have access to such confidential information to the extent necessary for the purposes of their evaluation, provided that any such person is hound to undertaking of confidentiality as here described. LICENSEE shall exercise all necessary precautions to safeguard the secrecy of the confidential information and to prevent the unauthorized disclosure of any part thereof. LICENSEE shall be responsible for enforcing the secrecy of the confidential information against any person acting on his behalf, partners, shareholders and employees, directors, sub-Licensees and any third persons receiving such confidential information by all appropriate legal measures and on a need-to-know basis. The provisions of this section of the Agreement with respect to the secrecy of confidential information shall survive the termination of this Agreement for any reason whatsoever.

8.2) Information shall not be considered confidential if it can he proven to the satisfaction of the disclosing party that such information:

a) Was in the LICENSEE’s possession at the time of disclosure and was not acquired, or obtained directly or indirectly, from the disclosing party.

b) Was at the time of the relevant date in the public domain or has become public after the relevant date, by publication or other documented means, through n act or omission or fault of the LICENSEE.

c) Was received by the LICENSEE•’ from a third party having legal right to transmit the information or was independently developed by the LICENSEE.

However, information shall not be regarded as in the public domain or known to the LICENSEE if;

a) The general principle is public knowledge in the public domain or known to the company, but the particular idea is not itself public knowledge, in the public domain or known to the LICENSEE.

b) Individual components of the information relating to the idea are in the public domain or known to the LICENSEE, but the particular compilation of information is not public knowledge, in the public domain or known to the LICENSEE.

83) The obligation of secrecy contained in this Article shall survive the duration of this Agreement.

8.4) The provisions in this Article are material terms of this Agreement and the breach thereof constitutes a material breach of the Agreement.

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8.5) LICENSEE shall not publish or disclose this Agreement or any part of it or any detail of it or any matter with regard to the Finished Product or Know-how, unless prior consent from RESDEVCO in writing was acquired.

Notwithstanding anything set forth in this Agreement, each Party may disclose (i) the terms of this Agreement to the extent required to comply with applicable laws or order of court or any administrative agency, as well as to Sublicensees and prospective and current investors or acquirers, pursuant to appropriate non-disclosure arrangements, and (ii) commercial or confidential terms of this Agreement, as necessary or required under applicable law and or by the regulations of the Tel-Aviv Stock Exchange or other applicable exchanges.

Article 9

Force Majeure

9.1) Neither Party hereto shall he liable for non-fulfillment of its obligations or for any failure or delay caused by force majeure, strike, lockout, fire, breakdown, earthquake, delay of carrier, war, destruction of plant, or any other cause beyond their reasonable control. Such force majeure occurrence shall immediately be notified to the other party. So far as reasonable the activities held up by force majeure shall be taken up as soon as adequately possible after the respective cause no longer prevails, provided, however that a regulatory delay or hold shall not be considered a force majeure. In the event of any delay resulting from such causes, the time for performance under this Agreement shall be extended on a day to day basis.

Article 10

Know-how and patents

10.1) LICENSOR is committed to pay all relevant fees associated with maintaining Trade Mark and patent in the Territory, provided they exist. Notwithstanding the above, LICENSEE recognizes that RESDEVCO is not committed in any way that any trademark or patent may be disputed or challenged by third parties in the future in the Territory and RESDEVCO is not responsible in any way to LICENSEE in this respect.

10.1.1) The original USA patent on the unit dose formulation-composition No. 5106615 expired on 21/04/2009. RESDEVCO represents and warrants to LICENSEE that it has no actual knowledge, without having undertaken any inquiry, of any type or any kind of legal action against the Finished Product or in connection with the Licensed Technology related to the Finished Product.

10.1.2) US 8,912,166 B2, was obtained in 2014 regarding the claim of the treatment of conjunctivoChalasis.

10.2) In the event that LICENSEE or RESDEVCO become aware of any product that is made, used, or sold or any action that it believes infringes or misappropriates the Licensed Technology (collectively, an “Infringement”), such Party will promptly advise the other of all the relevant facts and circumstances known to them in connection with such infringement or misappropriation.

10.3.1) LICENSEE, agrees to fully co-operate with RESDEVCO to defend and enforce the Know How or patents or patent application or trade mark or any other commercial right at RESDEVCO’s expense, in the Territory, in any alleged infringement, provided that RESDEVCO decides to do so but in no circumstance is obliged to do so. If not LICENSEE shall be entitled to act on its own expenses to negate the infringement. The fruits of such event shall go to the party bearing the expenses, In case both parties hear the expense the fruits will be divided based on the proportion of bearing the expense by each party (pro rata).

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10.4) Should LICENSEE or RESDEVCO be sued on the grounds that the manufacture, use, commercialization or sale of Finished Product by it or by a sub-Licensee infringes upon the patent rights of a third party or be notified of the possibility of such a claim, then LICENSEE shall, after first having consulted RESDEVCO, be required to defend LICENSEE or RESDEVCO or both of them (as the ease may be) against such action.

RESDEVCO shall cooperate with LICENSEE in defending such litigation, provided that: (a) any expenses or costs or other liabilities incurred in connection with such litigation (including attorney’s lees, costs and other sums awarded to the counterparty in such action) shall be borne by the LICENSEE., who shall indemnify RESDEVCO against any such expenses or costs or other liabilities; (b) in the event that RESDEVCO shall he named as a party in any such litigation then RESDEVCO shall be entitled to select its own legal counsel in such litigation; (c) no settlement, consent order, consent judgment or other voluntary final disposition of such action may be entered into without the prior written consent of RESDEVCO; and (d) if an action is brought alleging the invalidity of any of the patents covering the Finished Product or the Know-how, RESDEVCO shall have the right to take over the sole defense of the action and LICENSEE shall cooperate fully with RESDEVCO in connection with any such action and bear the costs and expenses of same, Any recovery in any litigation as aforesaid shall first be applied to cover the costs of both parties and thereafter prorated according to the expenses spent on the litigation by both parties.

For the removal of doubt, RESDEVCO shall not itself be obliged to take any action to sue for any infringement or to defend any action as referred to in this clause 10.3.

10.5) If LICENSEE fails to take action to defend any action as aforesaid, within 60 (sixty) days of a written request by RESDEVCO to do so (or within a shorter period, if required to preserve the legal rights of RESDEVCO under applicable law), then, without derogating from any of RESDEVCO’s rights hereunder, RESDEVCO shall have the right (but not the obligation) to defend against such action at its expense and LICENSEE shall cooperate in such action at LICENSEE’s expense and, if required under applicable law or contract, consent to be named as a party to any such action_ RESDEVCO shall have full control of such action and shall have full authority to settle such action on such terms as RESDEVCO shall determine, Any recovery in any such litigation shall be for the account of RESDEVCO only.

Article 11

Term and Termination

11.1) This Agreement shall come into force upon signature by both parties and shall expire on the date of termination, but not less than seven (7) years from the time of signature (minimum duration for Termination), subject to earlier termination for cause, thereafter it is automatically renewed on an annual basis. Termination will not affect or prejudice commitments, obligations, duties, payments taken or due to a party accruing prior to such termination.

RESDEVCO may also cancel this Agreement during the minimum duration in ease of Extraordinary Termination (see Article 12).

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11.2) if LICENSEE wishes to terminate this Agreement after the minimum duration he will notify RESDEVCO, in writing, 12 months in advance of his intentions to terminate this Agreement. In case of termination of the Agreement by LICENSEE, LICENSEE shall apply reasonable best efforts, within the notification time, to find a third party in the Territory willing to sell the Finished Product and such third party willing to be fully obligated to all terms and conditions and arrangements of this Agreement_ For such case paragraph 123 and its subparagraphs are obligatory.

11.3) Upon termination, the rights granted herein shall immediately cease, all rights granted or accumulated by LICENSEE including and without limitation to the generality of the foregoing all the rights in the Know - how, Lincensed Know-how,Licenscd Technology, Finished Product, its make, use and sell, registration files, drug file, marketing authorizations, Trademark, licenses, suppliers, all commercial rights of any kind and any other information whatsoever (including confidential information) shall all revert or transferred or be assigned immediately to RESDEVCO_ LICENSEE is forbidden to make any use or exploit in any way the aforesaid from date of termination onward. LICENSEE will not receive upon termination and after, any compensation and or indemnification for any loss and or damage and or expense caused to him as a result of the termination of this Agreement, and will indemnify and hold harmless RESDEVCO upon its first demand from and against any all claims from Licensee’s former customers or users of the Finished Product with regard to availability, or continuity of supply of, the Finished Product. LICENSEE will do all that is needed and without delay, at no cost or expense try RESDEVCO, prior to any termination, that all registered rights in any authority or body, and all other commercial rights of the Finished Product will revert, transferred or be assigned to RESDEVCO and be on RESDEVCO’s name and or any person or entity assigned by RESDEVCO. LICENSEE will also try, without guarantee, to do its best to help RESDEVCO find another seller for the Finished Product so that users and customers of the Finished Product are not harmed by the termination of the Agreement. Upon termination of the Agreement LICENSEE, if requested by RESDEVCO, shall assist RESDEVCO or a third party designated by RESDEVCO and without delay, in every way, vis-a-vis FDA or any local regulatory bodies or any other official bodies in any regulatory or commercial or official problem that may arise that may hamper the import, use or sell of the Finished Product by RESDEVCO or RESDEVCO’S LICENSEE in the Territory.

11.4) LICENSEE may not claim upon termination of this Agreement for any reason or the supply agreement with the Manufacturer, that the exclusive rights granted to LICENSEE are the assets of the LICENSEE.

It is expressed and agreed that all rights granted or accumulated including all commercial rights in the Finished Product and its Licensed technology Know-how and formulations, documentation, files, Patents, if any, Trademarks/trade names which are used and all other direct or indirect Know-how information, documentation and data and knowledge formulation and patents concerning the make use and sale of the Finished Product, it any, and any developments thereof are solely owned by the RESDEVCO and LICENSEE may make use of them solely in accordance with RESDEVCO’s directions and for the purpose of the actions agreed in this Agreement.

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Article 12

Extraordinary Termination

12.1) In addition to Article 11, this Agreement may be terminated with immediate effect by notice to the other party if:

a) The other party has committed a material breach of the terms of this Agreement and such breach has not been remedied within sixty (60) days of receipt of a written notice of such breach. The non-breaching party shall also have all rights and remedies (which shall be cumulative) available to such party under applicable law to recover such non-breaching party’s direct damages caused by such default.

b) LICENSEE becomes insolvent (however such insolvency is evidenced), is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it a petition, or institution of proceedings in bankruptcy, liquidation, dismantling, or has a receiver appointed or attachments made of a substantial part of its assets, Provided the proceedings are not dismissed and the problem cured within 60 days.

Any of the above proceedings must be notified immediately to RESDEVCO.

LICENSEE may not claim, in those situations, that the exclusive rights granted to LICENSEE are the assets of LICENSEE.

12.2) RESDEVCO may terminate or halt the Manufacturing Agreement or stop any delivery of the Finished product, for any period of time, in the event that all royalties payable where not paid in due time to their full. In such ease RESDEVCO may also terminate this Agreement if it wishes to do so. LICENSEE is responsible that this right is included in the Manufacturing Agreement.

12.3) LICENSEE may cancel this Agreement by informing the Licensor in writing 180 days in advance. In that case any previous payments made by LICENSEE are non refundable, any payment due during those 180 days must be paid by LICENSEE and an additional penalty shall be paid as follows:

Termination during 2015 carries a penalty of $400,000

Termination during 2016 carries a penalty of $250,000

Termination during 2017 carries a penalty of $100,000

Termination as of 2017 henceforth $100,000.

Termination — termination for convenience by LICENSEE with 12 months’ notice, only following 7 years Minimum Duration, with obligation to make best efforts to find replacement on same terms (11.2). Any payment due during those 12 months must be paid by LICENSEE Termination prior to 7 years is in the termination for breach section, and LICENSEE have to make “penalty payments” as set forth therein (123).

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12.3.1) If the event described in 12.2.1 occurred, Licensor is free to seek an alternative marketer. if such alternative marketer is found and a contract between the Licensor and the alternative marketer is signed, the Licensee obliged to transmit all the documents mentioned in paragraphs 11.3 or 11.4 to the new marketer. Otherwise the royalty payments must be continued till the Licensee carried out that obligation.

12.4) RESDEVCO shall be entitled to terminate this Agreement if LICENSEE contests the validity of any of the patents covering the Finished Product or the Know-how.

12.5) RESDEVCO shall be entitled, at its option, to terminate this Agreement (including the License hereunder), by giving LICENSEE 30 (thirty) day written notice, if:

(a) an application for marketing approval for Finished Product, for the claim treating Dry Eye, is not submitted to the FDA or an equivalent regulatory authority in the Territory by [two (2)] years from the date of this Agreement;

(b) FDA or equivalent marketing approval is not obtained for Finished Product, for the claim treating Dry Eye, in the Territory by three (3) years from the date of this Agreement. If the LICENSEE can show that the delay is not their fault an extension of one year will be granted to obtain marketing approval

(c) Commercial sales of Finished Product, for the claim treating Dry Eye, shall not have commenced by [three (3) months] following receipt of marketing approval for Finished Product, for the claim treating Dry Eye, in the Territory; or

(c) Commercial sale of Finished Product having commenced, and Article 7 is not fulfilled by LICENSEE.

Article 13

Assignment and Sub-contracting, Sublicensing and noncompetition

13.1) Except as otherwise explicitly agreed by the parties in advance and in writing, LICENSEE may not sell, transfer, assign, sublicense or delegate in any way, with or without consideration, this Agreement or any part thereof to any third party. RESDEVCO shall be entitled to assign this Agreement at its discretion.

Notwithstanding the above, LICENSEE may, without. prior approval Licensor use Distributors to carry out irs commercial efforts in the Territory, Furthermore, it is hereby clarified that LICENSEE is a public company and may assign this Agreement without Licensor approval to a wholly owned subsidiary of LICENSEE, provided that in no event will such assignment relieve LICENSEE of its obligations under this Agreement and the entity to which the Agreement is assigned executes an assumption agreement with RESDEVCO (or its assignee) agreeing to assume all of LICENSEE’S rights and obligations under this Agreement.

13.2) LICENSEE shall not make, use or sell or exploit in any way or solicit sales, directly or indirectly, of a product which is identical or similar to or of the same scientific, biological, principles (hereafter: “Competing Product”) as the Finished Product in the Territory.

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The non-compete obligation contained in this clause shall survive termination of this Agreement for a period of 5 years.

13.3) RESDEVCO reserves the right to terminate this Agreement without any compensation from RESDEVCO should LICENSEE decide to make, use or sell or exploit in any way competing products or the Finished Product inside or outside the Territory.

13.4) LICENSEE, alter receiving the proposed agreement between LICENSEE and the potential sub-Licensee may grant sub-licenses only with explicit prior written permission from RESDEVCO. This sub-license permission will not be withheld without valid reasoning in good faith Sub Licensees have no right to import, to use market or sell the Finished Product except by direct ordering through LICENSEE.

13.5) LICENSEE,’ may grant sub licenses (subject to 114) under the Agreement within the Field of Use and Territory provided that: (a) the execution of a sublicense shall not diminish LICENSEE ’s obligations under this Agreement and LICENSEE shall remain primarily liable for such obligations and for any breach or any provision of the Agreement by any affiliate or sub license of LICENSEE; (b) LICENSEE shall provide a copy of each executed sub license agreement and any modifications of the sublicense agreement to RESDEVCO, along with written certification that the sub license is in compliance with this Agreement; and (c) LICENSEE shall only grant a sublicense to a third party who undertakes to perform its obligations under the sub license consistent with the terms of this Agreement.

13.6) The provisions in this Article are material terms of this Agreement and the breach thereof constitutes a material breach of the Agreement.

Article 14

Indemnification

14.1) LICENSEE agrees within one week of the occurrence of any or expected damage loss or cost to defend, indemnify and compensate, and hold harmless RESDEVCO, and shall require any and all sub Licensees to defend, indemnify and compensate and hold harmless RESDEVCO its officers, directors, agents, employees, shareholders, legal representatives, successors and assigns, and each of them, from any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all liabilities (including product liability and liability for defective products ) judgments, losses, damages, costs, charges, attorney’s fees, and other expenses of every nature and character by reason of LICENSEE’s business and/or actions and/or omissions with respect to import, make, use, sale or exploitation in any way of the Finished Product or Licensed technology during the term of this Agreement and after termination until the period of limitation ends.

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14.2) LICENSEE warrants that prior to any use, import, distribution or commercial use of the Finished product LICENSEE will obtain and maintain at all times during the term of this Agreement appropriate and sufficient insurances coverage for his business operations and in the amount consistent with industry practice and in particular, and without limitation, insurance coverage for product liability arid liability for defective products.

LICENSEE shall maintain such appropriate and sufficient insurances coverage after termination of this Agreement and until the period of limitation ends.

LICENSEE upon request from RESDEVCO shall promptly supply a certificate of insurance showing compliance to all the aforementioned and LICENSEE will increase the level of insurance consistent with industry practice.

LICENSEE and sub-Licensees shall make the required actions needed to name also REDEVCO as a beneficiary in its product liability and liability for defective product insurances and supply RESDEVCO evidence to the aforementioned.

14.3) The provisions in this Article are material terms of this Agreement and the breach thereof constitutes a material breach of the Agreement.

Article 15

Trademark and Improvements

15.1) The Trade mark/ Trade name used for the Finished Product shall be Conheal® solely owned by RESDEVCO or any other Trade mark/Trade name agreed upon between the parties that will also be solely owned by RESDEVCO.

LICENSEE or its sub licenses shall have no rights whatsoever in the Trade mark/ Trade name Conheal® or any other Trade mark/Trade name agreed upon.

LICENSEE or its sub Licensees shall make use of the Trade mark/ Trade name solely in accordance with RESDEVCO’s directions and for the purpose of the actions agreed in this Agreement.

The terminations of this Agreement will cause an immediate discontinue use of Trademark/Trade name by LICENSEE or its sub Licensees.

LICENSEE and its Sub Licensees will not receive any compensation or indemnification whatsoever as result or the termination of the Agreement and the termination of use of the Trademark/Trade name.

LICENSEE or its sub Licensees will not make any use or exploit in any way the trademark/trade name after the termination of this Agreement and onward,

15.2) LICENSEE and its sub Licensees shall use, market, promote, distribute and sell the Finished Product in the Territory exclusively and only under the Trademark/Trade name. The Trademark/Trade name may only be used for the Finished Product and will not be used for any other product or service.

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Improvements to the Finished Product

15.3) If RESDEVCO and/or LICENSEE find a way to improve or modify the Finished product or the Intellectual property or the Know-how they are based on or its formulation (whether or not such improvement or modification is patentable or not) during the term of this Agreement, they will immediately notify the other party hereof. Any such improvement shall belong to RESDEVCO., and LICENSEE will receive the license to distribute and sell same in the Territory on the same terms as in this Agreement. To the extent that an improvement is generated by LICENSEE or its employees or sub-Licensees, LICENSEE will, and will cause its personnel and sub-Licensees to, promptly and fully disclose all improvements or modifications regarding the Intellectual property or the Finished Product to RESDEVCO in writing. LICENSEE, on behalf of itself and its personnel, hereby assigns (a) all of their respective right, title and interest in and to such improvements or modifications to RESDEVCO, including all patents, copyrights and other intellectual property and proprietary rights; and (11) all rights of action and claims for damages and benefits arising due to past and present infringement of said rights. LICENSEF shall cooperate with and assist RESDEVCO to execute and shall cause its personnel and sub-Licensees to execute all documents reasonably necessary for RESDEVCO to secure, perfect, effectuate and preserve RF,SDEVCO’s ownership rights in and to the said improvements or modifications.

Article 16

Miscellaneous

16.1) The relationship between RESDEVCO and LICENSEE created by this Agreement is that of independent contractors and each party recognizes that it is not an agent of the other for any purpose and is entirely without authority to act on behalf of the other unless specified in this Agreement.

16.2) All said in this Agreement, constitutes no obligation or representation or warranty off any kind on the part of RESDEVCO that patents or patent registration applications will indeed be made and/or registered and/or issued and if pending or issued provide sufficient protection. Nor shall such constitute an obligation or a representation or warranty of any kind on the part of RESDEVCO that any pending patent or issued patent or their scope or claims will afford due protection.

16.3) RESDEVCO makes no representation or warranties or conformations of any kind either express or implied with respect to the Intellectual property, Finished Product, Know-how, formulation, information, Patents and/or Patent registration applications, Trademark/Trade names, their merchantability, enforceability, non-infringement of any third party rights, capabilities, safety, utility, commercial application, fitness for particular purpose, the absence of latent or other defects whether or not discoverable, and value. RESDEVCO expresses that it made no examination as to the validity of the aforesaid.

In no event shall RESDEVCO or its shareholders or its directors or its officers or employees, agents, successors and assigns, representative, insurers or any person or entity on behalf of RESDEVCO be liable for incidental or consequential damages of any kind including economic damage and lost profit. Without prejudice to the aforementioned regardless of whether it was known or should have been known by RESDEVCO or its shareholders or its directors or its officers or employees, agents, successors and assigns, representati ve, insurers or any person or entity on behalf of RESDEVCO.

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LICENSEE represents and warrants and confirms that it has signed this Agreement for the sole purpose of bona fide exercising this Agreement and importing and selling the Finished Product in the Territory and use commercially reasonable best efforts in marketing the Finished Product in the Territory.

16.4) LICENSEE shall have the option to request that the Territory be extended upon the terms set forth herein, and pursuant to the royalties set forth in Appendix E (signed May 11, 2015).

16.5) This Agreement and its Appendixes and Amendments shall constitute the entire Agreement between the parties and with regard to the subject matter hereof. No modification or waiver of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by the party against whom such modification or waiver is sought to be enforced.

16.6) Should any provision of this Agreement be invalid, then the legal effect to the other provisions of this Agreement shall remain unaffected. Furthermore, the parties hereto oblige themselves to replace the invalid provision with a valid provision, which comes closest to the economical intentions/interests of the parties and does not conflict with other Agreements that RESDEVCO has on the Intellectual property, Finished product, Know-how, formulation Patent, information etc.

16.7) This Agreement shall be binding and inure to the benefit of the parties hereto it will be binding on all legal successors, legal representatives of the respective party or on acquires of the business as a whole or parts thereof.

16.8) Prior to commencement of legal proceedings, the parties must attempt to mediate their dispute using a professional mediator. The mediator shall be experienced, independent and disinterested. Within a period of forty-five (45) days after the request for mediation, the parties agree to convene with the mediator, with authorized business representatives present, for at least one session to attempt to resolve the matter. In no event will mediation delay the commencement of the Legal proceedings, if a party wants to do so, for more than forty-five (45) days or interfere with the availability of emergency relict.

16.9) This Agreement to be executed in two counterparts and any such counterpart bearing the signatures of the parties hereto shall when taken together, constitute one and the same instrument.

16.10) The failure of either party to enforce any right accruing under this Agreement shall not be construed as a waiver of a subsequent right of such party to enforce the same right or any other right, term or condition.

16.11) This Agreement shall be governed by Israeli law and the parties submit to the jurisdiction of the Israeli court in Jerusalem.

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16.12) The parties agree to act in accordance with good faith and fair dealing and to act with diligence and co-operate in order to give full effect to the Agreement and to use their best efforts to resolve differences or disagreements or amendments arising during the course of their relationship in a mutually agreeable manner.

16.13) Each individual executing this Agreement on behalf of a corporation warrants that he (or they) is (or are) authorized to enter into this Agreement on behalf of the corporation and that this Agreement is binding on that corporation.

16.14) LICENSEE shall not make, use or sell, solicit sales, export or exploit in any way the Know-how or Finished Product outside the Territory.

16.15) RESDEVCO will not he responsible for not preventing any parallel imports into the Territory. However, RESDEVCO will not assist any activity of such parallel import to the ‘Territory.

16.16) The captions of the clauses are for convenience only and will not be used in construing the Agreement.

16.17) All notices, statements, and reports required or contemplated herein by one party to the other shall be in writing and sent by registered letter to:

16.18) The provisions of this Agreement which by their nature arc intended to survive termination or expiration of this Agreement shall survive the termination or expiration hereof, as shall the following provisions hereof: 2,2, 23, 4.4, 4.5, 75, 8, 11.3, 11.4, 13.2, 14, 15.3 and 16.

RESDEVCO Ltd. P.O. Box 3338, Jerusalem 91033, Israel

LICENSEE Ltd.:

In WITNESS HEREOF, each party hereto duly has executed this Agreement.

RESDEVCO Ltd.		Star Night Technologies Ltd

Name :	Shabtay Dikstein	Name:	Or Eisenberg

Position:	CEO	Position	CEO

Signature:	/s/ Prof. S. Dikstein	Signature:	/s/ Or Eisenberg

Date:	May 1, 2015	Date:	May 4, 2005

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Appendix A

PRODUCT description and formula

1. Unit dose eye drops to treat dry eye sold in Hungary as Conhcal® (in Germany as Hylan®) The product manufactured by PharmaStulln GmbH in Germany.

2 LICENSEE has to make a Contract Concerning the Manufacture of Pharmaceuticals oil Consignment with PharmaStulln GmbH in Germany (supply agreement).

2. As far as RESDEVCO knows any order from PharmaStulln GmbH has to be in the multiple of 12000 boxes,

3. The expenses involving the box design for the Territory are paid by LICENSEE

4. As far as RESDEVCO knows the ex factory= ex works price of Conheal® (containing 2x5x3=30 unit dose) is 2.80 euro.

5. The recommended FDA registration route is:

a. First to try and to register and to obtain market license according to 510(k) route as Device

b. Once the marketing started initiate registration to obtain market license as “Drug” for “treatment of conjunctivochalasis” (or a similar claim involving the use of Conheal® for conjunctivochalasis)

c. in case of failure of 5a. initiation of registration to obtain market license as “Drug” for “treatment of conjunctivochalasis” (or a similar claim involving the use of Conheal® for conjunctivochalasis) is obligatory.

d. The Parties have to agree mutually in writing about the company and procedure of FDA registration, without derogating from the LICENSEE’S obligations specified in the Agreement to which this Annex is attached.

6.

a. If PharmaStuiln GrnbH can meet the requirements of FDA in time to export for the USA market Conheal® in case of 5a and/ or later in case of 5b then PharmaStulln GmbH is the preferred manufacturer and supplier.

b. In case PharmaStulln is unable to meet the legal requirements to supply the USA market, the Licensor and LICENSEE will mutually agree to another manufacturer and supplier.

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Appendix **B**

United States of America

United States Patent and Trademark Office

Conheal

Reg. No. 4,051,539

Registered Nov. 8, 2011

Int. Cl.: 5

TRADEMARK

PRINCIPAL REGISTER

RESDEVCO LTD. (ISRAEL PRIVATE LIMITED CORPORATION)
P.O.B. 3338
91033 JERUSALEM
ISRAEL

FOR: EYE DROP, EYE-WASH, COLLYRIUM FOR TREATING HUMAN AND VETERINARY EYE PROBLEMS, IN CLASS 5 (U.S. CLS. 6, 18, 44, 46, 51 AND 52).

THE MARK CONSISTS OF STANDARD CHARACTERS WITHOUT CLAIM TO ANY PARTICULAR FONT, STYLE, SIZE, OR COLOR.

OWNER OF INTERNATIONAL REGISTRATION 1076859 DATED 4-11-2011, EXPIRES 4-11-2021.

SER. NO. 79-097,288, FILED 4-11-2011.

YAT SYE, LEE, EXAMINING ATTORNEY

David J. Kappos

Director of the United States Patent and Trademark Office

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Appendix C

Registration documents

1. After the upfront payment (see 7.2) the following content shall be uploaded to a USB Flash Drive. Same (JSB Flash Drive will be escrowed to_Nitsan Shmueli, advocate.

1.a Those registration documents in Hungary for Conheal® from 2011 with Module 5 updated and with Module 3 updating documents, which are in RESDEVCO’s possession.

These documents are presumably enough to register with FDA as eye drops (see opinion of experts: email dated 26.11.2014). It is possible that for the FDA the registration documents need to be updated.

1.b If Pharmastulln is unable to manufacture for USA, the registration files have to he adjusted to the manufacturer.

2. The registration documents which are in RESDEVCO’s possession for the claim “treatment of conjunctivochalasis” (the claim was obtained in Hungary in 2014) will be transferred, when all the parties know in detail how to register Conheal® as drug with the claim “to treat conjunctivochalasis.

3. RESDEVCO agrees to help receive additional documents which might be requested to register, however RESDEVCO cannot guarantee obtaining such documents and RESDEVCO cannot be held responsible for not obtaining any document.

4. Any use of the above information or part of it must have a previous specific directed written authorization from RESDEVCO.

5. Any unauthorized or stolen use of the above information or part of information is a significant breach of the Licensing Agreement according to 12.1.

Part or all of the data and information on the USB Flash Drive may be released by the escrow agent to an agent on behalf of LICENSEE on request, but all subject to the terms and conditions of section 4 hereof.

Full payment is due at the time of signing this Licensing Agreement.

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Appendix E

Addition to the Exclusive Licensing Agreement signed on May 1, 2015

Licensor shall grant Licensee with an extension of its Territory for other territories subject to Licensee commitment to fulfill the Minimum Quantity Obligations Formula (as detailed herein below), as applicable on territory by territory basis, where at the time of request by the Licensee for an additional territory-according to the sole opinion of Licensor-Licensor does not have an existing exclusive contract or ongoing negotiations.

Formula:

The following formula is based on minimum sales of Product at the ratio of 2500 units per million people per year in relations to population size in countries with GDP/capita/year more than 15000$.

At countries with lower GDP, the Formula should be adjusted / prorated accordingly.

The calculation of the guaranteed minimum yearly royalty is as following:

●	The total population in the extension of Territory, at the time of granting the extension, is X million

●	Y is the minimal number of boxes per year calculated as following: Y =X times 2500.

●	The royalty per box is $0.60.

●	Z= Y times $0.60.

/s/ Prof. S. Dikstein		/s/ Or Eisenberg
Resdevco Ltd.		Star Night Technologies Ltd.
	Date: May 11, 2015	Or Eisenberg

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